EXHIBIT (a)(1)(iii)

[Thomson Logo]

October 25, 2004

Dear XXX:

Over the past several weeks I have had the opportunity to present to our employees and the investment community the Group’s ambition to be the preferred partner of the media and entertainment industries.

This ambition is fully endorsed by our Board of Directors, which has taken the opportunity to reaffirm its confidence in the ability of Thomson’s key managers to meet our challenges and to help transform our Group according to strategic priorities.

Enclosed you will find the details of a stock option exchange offer which, if you choose to accept, will enable you to exchange your existing options for the new options you have been conditionally granted and thereby make the grant of your new options effective.

This offer is an integral aspect of the key initiatives announced by the Board of Directors on July 22, 2004 to support the Group’s further development, to optimize its capital structure and to strengthen its management team. We consider that the key initiatives announced on july 22, 2004 and the evolution of our Group’s strategy justify reincentivizing our employees to pursue our strategy

Thus, we are making this offer to exchange your existing options not only for compensatory reasons but also because it is our conviction that you deserve a new incentive to recognize your past contributions and future involvement in the success of our Company.

I am pleased to confirm that you have been granted, conditional on relinquishing your existing options and pursuant to the stock option exchange outlined in the enclosed documents:

XXXXX options under the new plan

at an exercise price of 16.00 euros per option.

The enclosed details of the stock option exchange offer, if you choose to accept it, will enable you to exchange your existing options for new ones and thereby make the grant of your new options effective. You should understand that this is a personal and confidential decision and should remain as such.

Please take the time to carefully read the attached Exchange Form and the other important materials enclosed with this letter.

Thomson has a great ambition, and I am convinced of our long-term success.

Sincerely,

Frank E. Dangeard

Chairman and Chief Executive Officer

Enclosures.

[Thomson Logo]

October 25, 2004

Please take the time to carefully read the documents and instructions enclosed herewith

Further to the personal letter you received from our Chairman F.E. Dangeard, you have been conditionally granted new options under Thomson’s September 22, 2004 Stock Option Plan. In order for your grant of new options to become effective, you must agree to relinquish all of your rights under the options you were granted under Thomson’s December 18, 2000 and October 12, 2001 Stock Option Plans.

You must either accept or reject this conditional offer. This decision is a personal decision. You should consult your personal accounting, legal, tax and/or financial advisors regarding this offer and its potential consequences for you.

Here is some practical information on how you should proceed:

You must return the attached Election Form no later than November 23, 2004.

If you would like further information about this offer, you may contact:

•	For North and South America: Chris O’Bryhim : +1 317 587 3766

•	For Asia: Chew Swee Chiang : +852 2686 0378

•	For Europe: Laurent Fenart: +33 1 4186 6865

If you are unable to reach your regional representative, you may also address your question(s) to:

•	Bella Jacquet : + 33 1 4186 5203

•	Dominique Michal : +1 818 260 3864

You may also send your questions to the following e-mail address:

•	stockopadmin@thomson.net

Procedures for accepting or rejecting the offer:

•	YOU MUST RETURN YOUR ELECTION FORM BEFORE 7:00 P.M., PARIS TIME (1:00 P.M., U.S. EASTERN STANDARD TIME), NOVEMBER 23, 2004

•	Once you have completed, dated and signed your Election Form, enclose it in the pre-addressed envelope here-with and send it via Federal Express, DHL or another courier service (at the Company’s expense) to:

Thomson

Bella Jacquet

46 Quai Le Gallo

92648 Boulogne Cedex

France

Until 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), November 23, 2004, you may change your election:

•	Use the Change of Election Form for the change you would like to make: from Accept to Reject, or from Reject to Accept.

•	Once you have completed, dated and signed the Change of Election Form, enclose it in the pre-addressed envelope here-with and send it via Federal Express, DHL or another courier service (at the Company’s expense) to Bella Jacquet at the address above.

After the deadline of November 23, 2004, and as soon as practically possible, you will receive a formal confirmation of your election if you have accepted the offer.

Do not hesitate to contact any of the above-mentioned individuals if you have any questions.

X X

X

Enclosures.

STOCK OPTIONS

CONFIDENTIAL

Election Form

«Full Name»

In order for the grant of your New Options described in table 2 to become effective, you must relinquish all your contractual rights under the Existing Options, which will be accordingly cancelled. Your Existing Options are described in Table 1.

If you accept this offer, your total number of options will equal the New Options set forth in Table 2. As is the case for the Existing Options you have now, each New Option is exercisable for one of our Shares.

If you do not accept this offer, there will be no change to your Existing option grants, and you will not receive the New Options described in Table 2.

Table 1: Existing Options (to be cancelled if you accept the offer to exchange):

PLAN	GRANT DATE	NUMBER OF OPTIONS GRANTED	EXERCISE PRICE	EXPIRATION DATE

Table 2: New Options (granted in exchange for and subject to cancellation of your Existing Options if you accept this offer):

PLAN	GRANT DATE	NUMBER OF OPTIONS GRANTED	EXERCISE PRICE	EXPIRATION DATE
SEPTEMBER 22, 2004 STOCK OPTION PLAN	SEPTEMBER 22, 2004		€16.00	SEPTEMBER 22, 2014

Please check the first box below, indicate clearly in the appropriate box whether YOU ACCEPT or REJECT the offer, sign and date where indicated, and return this form, using the enclosed envelope and via Federal Express, DHL or another courier service (at the Company’s expense), to:

Thomson

Bella Jacquet

46 quai A. Le Gallo

92648 Boulogne Cedex

France

If you accept the offer to exchange, after the expiration of this offer you will receive a letter confirming receipt of this Election Form and the number of New Options you have been granted.

Signature of Owner

☐ I have read and understood all of the terms and conditions of this offer.

☐ I ACCEPT the New Options shown in Table 2 above that I have been granted and hereby agree to the immediate cancellation of all my Existing Options and relinquish all my rights under all my Existing Options.

☐ I REJECT the New Options shown in Table 2 above that I have been conditionally granted and wish to retain my Existing Options shown in Table 1.

☒	Date:
___________________________________________	___________________________________________

«Full Name»

Signature